DRYDEN SHORT-TERM BOND FUND, INC.

Dryden Short-Term Corporate Bond Fund

Dryden Ultra-Short Bond Fund

NOTICE OF RULE 12B-1 FEE WAIVER

CLASS A, CLASS C, CLASS R AND CLASS Y SHARES

THIS NOTICE OF RULE 12B-1 FEE WAIVER is signed as of January 1, 2007, by PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC (PIMS), the principal underwriter of Dryden Short-Term Corporate Bond Fund (Corporate Bond Fund) and Dryden Ultra-Short Bond Fund (Ultra-Short Bond Fund), each a series of Dryden Short-Term Bond Fund, Inc., an open-end management investment company (the Company).

WHEREAS, PIMS desires to waive a portion of its distribution and shareholder services fees payable on Class A, Class C, Class R and Class Y shares of the Company (Rule 12b-1 fees); and

WHEREAS, PIMS understands and intends that the Company will rely on this Notice and agreement in preparing a registration statement on Form N-1A and in accruing the Company 's expenses for purposes of calculating net asset value and for other purposes, and expressly permits the Company to do so; and

WHEREAS, shareholders of the Company will benefit from the ongoing contractual waiver by incurring lower Fund operating expenses than they would absent such waiver.

NOW, THEREFORE, PIMS hereby provides notice that it has agreed to limit the distribution and service (12b-1) fees incurred by Class A shares of the Company to .25 of 1% of the average daily net assets of the Company. This contractual waiver shall be effective from the date hereof until April 30, 2008.

NOW, THEREFORE, PIMS hereby provides notice that it has agreed to limit the distribution and service (12b-1) fees incurred by Class C shares of the Company to .75 of 1% of the average daily net assets of the Fund. This contractual waiver shall be effective from the date hereof until April 30, 2008.

NOW, THEREFORE, PIMS hereby provides notice that it has agreed to limit the distribution and service (12b-1) fees incurred by Class R shares of the Company to .50 of 1% of the average daily net assets of the Company. This contractual waiver shall be effective from the date hereof until April 30, 2008.

NOW, THEREFORE, PIMS hereby provides notice that it has agreed to limit the distribution and service (12b-1) fees incurred by Class Y shares of the Ultra-Short Bond Fund to .50 of 1% of the average daily net assets of the Fund. This contractual waiver shall be effective from the date hereof until April 30, 2008.

IN WITNESS WHEREOF, PIMS has signed this Notice of Rule 12b-1 Fee Waiver as of the day and year first above written.

PRUDENTIAL INVESTMENT

MANAGEMENT SERVICES LLC

By:	/s/ Robert F. Gunia

Name: Robert F. Gunia

Title: President

L:\MFApps\CLUSTER 3\Waivers\DSTB\A, C, R & Y 12b-1 thru 4-30-08.doc